Exhibit 99.2
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                           Non-GAAP Financial Measures


The press release dated November 6, 2003, which announces earnings for our third quarter includes "non-GAAP financial measures" as defined by SEC rules. Specifically, the release refers to:

    a.) Net profit for the quarter ending September 30, 2003 excluding transactions related to the Farmers Deposit Bank (the "Bank") investigation; and

    b.) Net profit for the year-to-date period ending September 30, 2003 excluding transactions related to the Bank investigation.

Management believes that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by large factors or events. For example, significant non-recurring transactions and/or events at a particular banking institution may be so significant as to obscure patterns and trends of the remaining banking franchise as a whole. For this reason, management believes that investors may find it useful to see the effects that the write-offs and other charges to earnings related to the investigation at the Company's wholly owned subsidiary, Farmers Deposit Bank, had on the Company's reported consolidated net operating results. To permit the reader to evaluate the value of the "non-GAAP financial measures", a reconciliation to GAAP was also provided in the body of the press release.



       Reconciliation of Net Income Before Bank Investigation Transactions
                              to Reported Net Loss

                                                              For the
                                                       Quarter      Nine Months
                                                        Ended          Ended
                                                       Sept 30        Sept 30
Dollars in thousands                                    2003           2003
                                                     ---------      ---------
Net Income before Bank investigation transactions       1,262          2,073
Impact on net income of transactions related to
  Bank investigation
    Interest income reversal                             (441)          (744)
    Additional provision for loan losses               (7,900)       (20,000)
    Additional non-interest expenses                     (200)          (455)
    Income tax benefit                                  2,904          7,208
                                                     ---------      ---------
Reported Net Loss                                      (4,375)       (11,918)
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